Exhibit d 1 b

THE MainSTay Funds

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February, 2018, between The MainStay Funds, a Massachusetts business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 27, 2015, as amended (the “Agreement”); and

WHEREAS, the Trust and the Manager hereby wish to amend Schedule A of the Agreement to: (i) reflect revised management fees with respect to the MainStay Income Builder Fund, the MainStay MacKay High Yield Corporate Bond Fund and the MainStay MacKay Tax Free Bond Fund; and (ii) change the names of certain Funds as follows:

Former Name	New Name
MainStay Common Stock Fund	MainStay MacKay Common Stock Fund
MainStay Convertible Fund	MainStay MacKay Convertible Fund
MainStay Emerging Markets Debt Fund	MainStay MacKay Emerging Markets Debt Fund
MainStay Government Fund	MainStay MacKay Government Fund
MainStay High Yield Corporate Bond Fund	MainStay MacKay High Yield Corporate Bond Fund
MainStay International Equity Fund	MainStay MacKay International Equity Fund
MainStay Tax Free Bond Fund	MainStay MacKay Tax Free Bond Fund
MainStay Unconstrained Bond Fund	MainStay MacKay Unconstrained Bond Fund

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

THE MAINSTAY FUNDS

Attest:	/s/ Thomas Lynch	By:	/s/ Kirk C. Lehneis
Name:	Thomas Lynch	Name:	Kirk C. Lehneis
Title:	Assistant Secretary	Title:	President

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SCHEDULE A

(As of February 28, 2018)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Income Builder Fund	0.64% on assets up to $500 million; 0.60% on assets from $500 million to $1 billion; 0.575% on assets from $1 billion to $5 billion; and 0.565% on assets over $5 billion
MainStay Large Cap Growth Fund

0.75% on assets up to $500 million;
0.725% on assets from $500 million to $750 million;
0.71% on assets from $750 million to $1 billion;
0.70% on assets from $1 billion to $2 billion;
0.66% on assets from $2 billion to $3 billion;
0.61% on assets from $3 billion to $7 billion;

0.585% on assets from $7 billion to $9 billion; and

0.575% on assets over $9 billion

MainStay MacKay Common Stock Fund	0.55% on assets up to $500 million; 0.525% on assets from $500 million to $1 billion; and 0.50% on assets over $1 billion
MainStay MacKay Convertible Fund	0.60% on assets up to $500 million; 0.55% on assets from $500 million to $1 billion; and 0.50% on assets over $1 billion
MainStay MacKay Emerging Markets Debt Fund	0.70% on assets up to $500 million; and 0.65% on assets over $500 million
MainStay MacKay Government Fund	0.50% on assets up to $500 million; 0.475% on assets from $500 million to $1 billion; and 0.45% on assets over $1 billion
MainStay MacKay High Yield Corporate Bond Fund

0.60% on assets up to $500 million;
0.55% on assets from $500 million to $5 billion;

0.525% on assets from $5 billion to $7 billion;

0.50% on assets from $7 billion to $10 billion;

0.49% on assets from $10 billion to $15 billion; and
0.48% on assets over $15 billion

MainStay MacKay International Equity Fund	0.89% on assets up to $500 million; and 0.85% on assets over $500 million
MainStay MacKay Tax Free Bond Fund	0.45% on assets up to $500 million; 0.425% on assets from $500 million to $1 billion; 0.40% on assets from $1 billion to $5 billion; and 0.39% on assets over $5 billion

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FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay MacKay Unconstrained Bond Fund	0.60% on assets up to $500 million; 0.55% on assets from $500 million to $1 billion; 0.50% on assets from $1 billion to $5 billion; and 0.475% on assets over $5 billion
MainStay MAP Equity Fund	0.75% on assets up to $1 billion; and 0.70% on assets from $1 billion to $3 billion; and 0.675% on assets over $3 billion
MainStay Money Market Fund	0.40% on assets up to $500 million; 0.35% on assets from $500 million up to $1 billion; and 0.30% on assets over $1 billion

In addition, each Fund of the Trust, except MainStay Large Cap Growth Fund, MainStay MacKay Common Stock Fund, MainStay MacKay Government Fund, MainStay MacKay International Equity Fund and MainStay Money Market Fund, shall pay the Manager the fee set forth below. In the event this Agreement is in effect for only a portion of any one year, the fee payable below shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for that year.

FUND NET ASSETS	ACCOUNTING FEE SCHEDULE
First $20 Million	1/20 of 1%
Next $80 Million	1/30 of 1%
Excess	1/100 of 1%
Minimum Monthly Charge	$1,000

This fee shown above is an annual charge, billed and payable monthly, based upon average monthly net assets.

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